EXHIBIT 5(a)

                          OPINION OF JOHN R. GAILEY III



May 15, 2002


West Pharmaceutical Services, Inc.
101 Gordon Drive
Lionville, PA 19341

Re:  Registration Statement on Form S-3 (the "Registration Statement")

Gentlemen:

This opinion is being delivered in connection with the preparation of the Registration Statement being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of up to 40,000 shares (the "Shares") of the common stock of West Pharmaceutical Services, Inc., par value $0.25 per share, by the Herman O. West Foundation.

I have reviewed such corporate records and other documents and matters as I have considered appropriate to enable me to give this opinion. Based on the foregoing, it is my opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ JOHN R. GAILEY III

John R. Gailey III
General Counsel



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